Exhibit 99.1

For Immediate Release

Digital Ally Ships $3 Million-Plus Order to Turkish Police Department
Shipments of FirstVu(TM) Wearable Body Cameras Commence in December

OVERLAND PARK, Kansas, Dec. 30 /PRNewswire-FirstCall/ -- Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial security applications, today announced that it has shipped to the Turkish Police Department a previously announced order for DVM-750 In-Car Digital Video Systems valued at over three million U.S. dollars.

Working closely with its sales representative in Turkey, Mesan Inc., Digital Ally was awarded the contract from the General Directorate of Police in October 2009.  In Turkey, the police forces are responsible for law enforcement in cities and certain other locations, including airports.  Traffic police are responsible for the safety of transportation and also work with the registration of vehicles.  The Turkish Police also play a large role in important intelligence and counter-terrorist operations.

"The shipment of this first major international order for our new DVM-750 systems, as anticipated during the month of December, along with the shipment of all backorders for the new DV-500 Ultra All Weather Video systems, designed primarily for motorcycles, should allow our Company to report strong fourth quarter revenues," stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc.  "We also expect fourth quarter profits to trend upward as sales increase and we realize the benefits of rising productivity and greater operating efficiencies."

The Company also announced that it commenced shipments of its new FirstVu™ wearable body camera to customers during the month of December.  FirstVu™ is a highly compact, solid state digital video/audio recorder that can be attached to a law enforcement officer's uniform and is designed to capture evidence on a "real-time" basis.  It has many of the features of the DVM in-car video systems without being "tethered" to the police cruiser or other vehicle.  Key features include easy-to-use four-button operation with vibrating notifications, infra-red illumination for operation at night or in low-light conditions, a lithium polymer battery for up to four hours of continuous operation, pre-event recording capabilities, high-resolution video that records to reliable solid state memory, an integrated GPS with "mark" feature to record exact locations, and both LED and covert modes of activation.  It features secure internal memory with USB download, as well as convenient removable SD cards to access evidence.  Encoded AVI videos or JPEG images may be easily viewed on standard systems.

"FirstVu™ is a law enforcement-quality small, hands-free, one-piece, wearable, weather-resistant camera that can digitally record video and audio, or photograph evidence, wherever the job requires, day or night," stated Ross.  "It allows police and other law enforcement officers to record criminal activity and other evidence in 'real time', without having to be in close proximity to their vehicles.  Based upon the enthusiastic feedback we have received from customers since it was introduced at the 116th International Association of Chiefs of Police Conference and Exposition in Denver in October, we expect FirstVu to be one of our more successful new products coming to market in the second half of 2009 and the first half of 2010.  While the number of FirstVu units being shipped in December is small, we will enter January 2010 with backorders for over 80 units that will ship early in the New Year."

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial security applications.  The Company's primary focus is digital video imaging and storage.  For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol "DGLY".

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.  These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management.  Therefore, actual results could differ materially from the forward-looking statements contained in this press release.  A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: the Company's ability to deliver its new product offerings as scheduled and have them perform as planned or advertised; whether the Company will receive additional orders from Turkish law enforcement agencies; the degree to which the interest in the Company's FirstVu product will translate into sales in 2010; the Company's ability to continue to increase revenue and profit in the current economic climate; the impact that the various government stimulus programs will have on equipment purchases by law enforcement agencies; its ability to expand its share of the in-car video market in the domestic and international law enforcement communities; uncertainties regarding market acceptance, domestically and internationally, for one or more of its new products; its ability to commercialize its products and production processes, including increasing its production capabilities to satisfy orders in a cost-effective manner; competition; patent protection on its products; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters.  These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company's disclosures.  The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements.  The reader should consider statements that include the words "believes", "expects", "anticipates", "intends", "estimates", "plans", "projects", "should", or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking.  The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.  Additional information respecting risk factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2008 and its report on Form 10-Q for the nine months ended September 30, 2009, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com